As filed with the Securities and Exchange Commission on April 19, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL EMPLOYMENT ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Illinois	One Tower Lane - Suite 2200 Oakbrook Terrace, IL 60181	36-6097429
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

Second Amended and Restated General Employment Enterprises, Inc. 1997 Stock Option Plan
(Full title of the plan)

SALVATORE ZIZZA Chief Executive Officer And Chairman Of The Board GENERAL EMPLOYMENT ENTERPRISES, INC. One Tower Lane, Suite 2200 Oakbrook Terrace, Illinois 60181 (630) 954-0400
(Name and address of agent for service)

With Copies to:
GREGORY BARTKO Law Office of Gregory Bartko, LLC 3475 Lenox Road, Suite 400 Atlanta, Georgia 30326 (404) 238-0550
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share 1	Proposed maximum aggregate offering price 1	Amount of registration fee 1
Common Stock no par value	592,000	$.56	$331,520	$23.64
1
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, based on $.56 per share, the average of the high and low sales prices of the Common Stock on April 09, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2009;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009;

(c) The Registrant’s Current Reports on Form 8-K or Form 8-A/A filed March 26, 2010, January 26, 2010, January 14, 2010, January 11, 2010, December 28, 2009 and November 25, 2009 (in each case, other than information that is furnished but that is deemed not to have been filed);

(d) The Registrant’s Form DEF 14A filed January 28, 2010 and Form DEF 14C filed October 16, 2009; and

(e) The description of the Registrant's Common Stock, no par value contained in the Registrant's Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the "Commission") on March 3, 1967, under the Securities Act of 1933, and in the Registration Statement filed on Form 8-A filed with the Commission on February 21, 1990 under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 8.75 of the Illinois Business Corporation Act of 1983 permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations.  Article VII of the By-Laws of the Registrant ("Article VII") provides that each person who was or is a party to, or has threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or that he or she was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Registrant, to the fullest extent authorized by the Illinois Business Corporation Act of 1983, as currently in effect, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.  Article VII provides that the rights conferred thereby are contract rights between the Registrant and each Director or Officer serving in each such capacity, and any repeal or  modification of Article VII shall not affect any rights or obligations thereunder with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

The Registrant has insurance which, subject to certain policy limits, deductible amounts and exclusions, insures directors and officers of the Registrant for liabilities incurred as a result of acts committed in their capacity as directors and officers or claims made against them by reason of their status as directors or officers.

The foregoing is only a general summary of certain aspects of the Illinois Business Corporation Act of 1983 and the Registrant’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 8.75 of the Illinois Business Corporation Act of 1983 and Article VII of the bylaws of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit
4(a)	Second Amended and Restated General Employment Enterprises, Inc. 1997 Stock Option Plan
5(a)	Opinion of the Law Office of Gregory Bartko, LLC
23(a)	Consent of the Law Office of Gregory Bartko, LLC (included in 5(a))
23.01	Consent of Auditors, BDO Seidman LLP
24(a)	Powers of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, Illinois, on this 19th day of April, 2010.

GENERAL EMPLOYMENT ENTERPRISES, INC.

/s/ SALVATORE ZIZZA

Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*
Stephen Pence	Director, Chairman of the Board	April 19, 2010
*
Herbert F. Imhoff, Jr.	Director, President and Chief Operating Officer	April 19, 2010
*
Marilyn L. White	Vice President of Operations	April 19, 2010
*
Dennis Wayne Baker	Director	April 19, 2010
*
Thomas C. Williams	Director	April 19, 2010
*
Charles W.B. Wardell	Director	April 19, 2010
*
Jan V. Prieto-McCarthy	Treasurer and Financial Officer

*By:	/s/ Salvatore Zizza	April 19, 2010
Salvatore Zizza
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4(a)	Second Amended and Restated General Employment Enterprises, Inc. 1997 Stock Option Plan

5(a)	Opinion of the Law Office of Gregory Bartko, LLC

23(a)	Consent of the Law Office of Gregory Bartko, LLC (included in 5(a))

23.01	Consent of Auditors, BDO Seidman LLP

24(a)	Power of Attorney